Exhibit 5.3

September 20, 2007

Consent

Magna International Inc. (“Magna”)

We refer to the opinion letter dated as of May 9, 2007 (the "Fairness Opinion"), which was included in the management information circular/proxy statement dated July 25, 2007 (the “Circular”), which is incorporated by reference in Magna’s final short form base shelf prospectus forming a part of Amendment No. 1 to the Registration Statement on Form F-10 (File no. 333-146055) relating to the proposed resale of 20,000,000 of Magna’s Class A Subordinate Voting Shares  (the “Prospectus”) dated September 20, 2007.  In the Prospectus, reference is made to CIBC World Markets Inc. under the headings “Interests of Experts” and “Documents Filed as Part of the Registration Statement”. We hereby consent to being named in the Prospectus and to the incorporation by reference of the Fairness Opinion, and all references thereto in the Circular, in the Prospectus.  In providing our consent, we do not intend that or permit any person other than the Special Committee of Magna International Inc.'s Board of Directors shall rely upon the Fairness Opinion.    In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours very truly,

/s/  CIBC World Markets Inc.